Contact:	Douglas Sayles Biopure Corporation (617) 234-6826 IR@biopure.com
FOR IMMEDIATE RELEASE
BIOPURE ANNOUNCES FILING OF SEC SUIT
CAMBRIDGE, Mass., September 14, 2005 – Biopure Corporation (Nasdaq: BPUR) announced today that the U.S. Securities and Exchange Commission (SEC) today filed a civil injunctive proceeding against the company, two former officers and one current officer.
“The company intends to seek dismissal of the SEC’s claims or judgment in its favor and expects to prevail,” said Robert A. Buhlman of Bingham McCutchen LLP, counsel to the company. “Biopure intends to establish that its disclosures were accurate based on governing law, testimony provided by the FDA to the SEC, the FDA’s review procedures and practices, and what was communicated by FDA at the relevant times.”
A principal claim by the SEC is based on a contention by the SEC that confuses the safety of the product with the safety of a proposed clinical trial design. The claim is that the company should have disclosed in April 2003 that FDA put on hold a proposed clinical trial of the company’s investigational oxygen therapeutic Hemopure® in trauma patients in the hospital setting. Under FDA regulations, a proposed trial is either placed on hold within 30 days or it may proceed as submitted. When FDA communicated the hold, it asked data questions described as “safety concerns.”
The company disagrees that it was required to disclose the hold status of the proposed trial in a new indication. The company did not disclose the filing of the proposed protocol. It is not uncommon for there to be a dialogue with the FDA over a proposed trial. The company does not and did not view the data questions or the proposed trial itself to be material to an investment decision, as opposed to normal back-and-forth between the FDA and clinical trial sponsors. In addition, in-hospital trauma was not planned as an indication for commercial development and the company spent an insignificant amount on the proposed trial.
FDA had designated the in-hospital trauma trial as a separate investigational new drug application (IND) from the company’s then-pending biologics license application (BLA) for a proposed orthopedic surgery indication. The FDA questions about data were asked in the context of the in-hospital trauma IND and referred to data that had also been submitted in the BLA. The company intends to prove that the FDA questions were specific to the in-hospital trauma IND, and FDA was not addressing the status of the orthopedic surgery BLA in its communications about the IND.
The in-hospital trauma IND at issue in the SEC action was withdrawn by the company in November 2003. That withdrawn in-hospital trauma IND is not to be confused with the currently proposed IND for treatment of trauma patients in the out-of-hospital setting. That out-of-hospital trauma IND is currently on hold after FDA asked different questions than were asked in April 2003.
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A second contention in the SEC suit concerns a separate communication by FDA with the company about the orthopedic surgery BLA. The SEC staff has claimed that the company’s disclosures concerning a July 30, 2003 FDA letter about the BLA was too positive in tone, in the staff’s view. The August 1, 2003 press release about the letter said that FDA had completed its review of the BLA and that the letter asked for additional information, which it did. The July 30 BLA letter did not ask for additional clinical trials and the August 1 press release reported that. The July 30 BLA letter did not mention “safety concerns” and neither did the press release.
Biopure Corporation develops and manufactures intravenously administered pharmaceuticals, called oxygen therapeutics, that deliver oxygen to the body’s tissues. The company is developing Hemopure® [hemoglobin glutamer — 250 (bovine)], or HBOC-201, for a potential indication in cardiovascular ischemia and, in collaboration with the U.S. Naval Medical Research Center, for an out-of-hospital trauma indication. The product is approved in South Africa for treating surgery patients who are acutely anemic and for eliminating, delaying or reducing allogeneic red blood cell transfusions in these patients. Hemopure has not been approved for sale in any other jurisdictions, including the United States or the European Union. Biopure’s veterinary product Oxyglobin® [hemoglobin glutamer — 200 (bovine)], or HBOC-301, the only oxygen therapeutic approved by the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs.
Statements in this press release that are not strictly historical may be forward-looking statements. Actual results may differ materially from those projected in these forward- looking statements due to risks and uncertainties regarding the company’s operations and business environment. These risks include uncertainties regarding the company’s SEC lawsuit and related private claims. The company undertakes no obligation to release publicly the results of any revisions to these forward- looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition, and specific factors that could cause the company’s actual performance to differ from current expectations, can be found in the company’s filings with the U.S. Securities and Exchange Commission, including the Form 10-Q filed on September 9, 2005, which can be accessed in the EDGAR database at the SEC Web site, http://www.sec.gov, or through the Investor Relations section of Biopure’s website, http://www.biopure.com.
The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.
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